SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Investment Managers Series Trust
(Name of Registrant as Specified in Its Charter)

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INVESTMENT MANAGERS SERIES TRUST

361 Managed Futures Strategy Fund
361 Global Managed Futures Strategy Fund

June __, 2014

Dear Shareholder:

The shareholders of the 361 Managed Futures Strategy Fund and 361 Global Managed Futures Strategy Fund (each a “Fund”) are being asked to approve the appointment of Federated Investment Management Company (“Federated”) and Horizon Cash Management LLC (“Horizon”) as new sub-advisors to the Funds.

The Funds are series of Investment Managers Series Trust (the “Trust”), and 361 Capital, LLC (“361 Capital”) is the investment advisor to each Fund.  In March 2014, upon the recommendation of 361 Capital and after careful consideration, the Trust’s Board of Trustees approved the appointment of Federated and Horizon as sub-advisors to each Fund, effective shortly after the date the appointment is approved by a majority of the outstanding shares of the Fund.  As described in the proxy statement, under the proposed advisory structure, 361 Capital will continue to serve as the investment advisor to each Fund, and, pursuant to separate sub-advisory agreements, Federated and Horizon will each manage portions of the Fund’s assets that are not invested in futures contracts or used as margin for Fund investments.  These portions of each Fund’s assets are currently invested in exchange-traded funds and money market funds, and 361 Capital expects that the total expenses of each Fund will decrease in connection with the appointment of sub-advisors to the Fund.

If you owned shares in the Funds as of the close of business on _____, 2014, you are entitled to vote at the meeting.

The Board of Trustees has concluded that appointing each of Federated and Horizon as a sub-advisor to each Fund would serve the best interests of the Fund and its shareholders.  The Board of Trustees recommends that you vote FOR these proposals after carefully reviewing the enclosed materials.

Your vote is important.  Upon completing your review, please take a moment to sign and return your proxy card in the enclosed postage paid return envelope.  If we do not hear from you after a reasonable amount of time, you may receive a telephone call from us reminding you to vote your shares.  On behalf of the Board of Trustees, we thank you for your continued investment in one or both of the Funds.

Sincerely,

[                      ]
President

INVESTMENT MANAGERS SERIES TRUST

361 MANAGED FUTURES STRATEGY FUND
361 GLOBAL MANAGED FUTURES STRATEGY FUND

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On ____________, 2014

A Special Meeting of Shareholders of each of the 361 Managed Futures Strategy Fund and the 361 Global Managed Futures Strategy Fund (each a “Fund”) will be held on ____________, 2014, at ____ _.m., local time, at the office of ____________________, ____________________.  At the meeting, we will ask the shareholders of each Fund to vote on:

1.	The appointment of Federated Investment Management Company as a sub-advisor to the Fund;
2.	The appointment of Horizon Cash Management LLC as a sub-advisor to the Fund; and
3.	Any other matters that properly come before the meeting.

The Board of Trustees of the Investment Managers Series Trust (the “Trust”) has unanimously approved Proposal 1 and Proposal 2 with respect to each Fund.  ACCORDINGLY, THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR EACH PROPOSAL.

Please read the accompanying Proxy Statement for a more complete discussion of the Proposals.

Shareholders of each Fund of record as of the close of business on ______________, 2014, are entitled to notice of, and to vote at, the Fund’s Special Meeting or any adjournment thereof.

YOUR VOTE IS IMPORTANT – PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

You are invited to attend the Special Meeting.  If you cannot do so, please complete and return in the enclosed postage paid return envelope the accompanying proxy, which is being solicited by the Board of Trustees of the Trust, as promptly as possible.  This is important for the purpose of ensuring a quorum at the Special Meeting.  You may revoke your proxy at any time before it is exercised by signing and submitting a revised proxy, by giving written notice of revocation to the Trust at any time before the proxy is exercised, or by voting in person at the Special Meeting.

By order of the Board of Trustees,

[                      ]
President
_____________, 2014

PROXY STATEMENT

361 MANAGED FUTURES STRATEGY FUND AND
361 GLOBAL MANAGED FUTURES STRATEGY FUND
(each referred to below as a “Fund”)

The Board of Trustees of Investment Managers Series Trust (the “Trust”) is sending this Proxy Statement to the shareholders of the 361 Managed Futures Strategy Fund series of the Trust (the “Managed Futures Fund”) and the 361 Global Managed Futures Strategy Fund series of the Trust (the “Global Managed Futures Fund”) in connection with the solicitation of voting instructions for use at a special meeting of shareholders of the Funds (the “Meeting”) for the purposes set forth below and in the accompanying Notice of Special Meeting of Shareholders.

This Proxy Statement is being mailed on or about ___________, 2014, to the shareholders of each Fund of record as of ___________, 2014 (the “Record Date”).  As of the Record Date, ___________ shares of the Managed Futures Fund and ___________ shares of the Global Managed Futures Fund were outstanding.  Information on shareholders who owned beneficially more than 5% of the shares of each Fund as of the Record Date is in Appendix A.  To the knowledge of the Trust, the executive officers and trustees of the Trust as a group owned less than 1% of the outstanding shares of each Fund and of the Trust as of the Record Date.

Important Notice Regarding Availability of Proxy Materials for the Meeting to be Held on ___________, 2014.  This Proxy Statement is available on the Internet at ___________.

INTRODUCTION

The Managed Futures Fund and the Global Managed Futures Fund began operation on December 20, 2011, and February 12, 2014, respectively.  361 Capital, LLC (“361 Capital”) serves as each Fund's investment advisor.  Subject to the general supervision of the Board of Trustees of the Trust, 361 Capital is responsible for managing each Fund in accordance with the Fund’s investment objective and policies described in the Fund's current Prospectus.  As each Fund’s investment advisor, 361 Capital has the ability to delegate day-to-day portfolio management responsibilities to one or more sub-advisors, and in that connection is responsible for making recommendations to the Board of Trustees with respect to hiring, termination and replacement of any sub-advisor of the Fund.  Currently, no other sub-advisors manage any portion of either Fund.

At a meeting of the Trust’s Board of Trustees held on March 4-5, 2014, upon the recommendation of 361 Capital and after careful consideration, the Board of Trustees approved the appointment of each of Federated Investment Management Company (“Federated”) and Horizon Cash Management LLC (“Horizon”) to serve as a sub-advisor to a portion of each Fund as described in and in accordance with the terms of each respective Proposed Sub-Advisory Agreement (as defined below) , effective shortly after the date this appointment is approved by a majority of the outstanding shares of the Fund.  Federated and Horizon are each referred to below as a “Sub-Advisor”).

If the Board’s appointment of a Sub-Advisor to a Fund is approved by a majority of the Fund’s shareholders, 361 Capital and the Trust on behalf of the Fund will enter into a sub-advisory agreement with the Sub-Advisor with respect to a portion of the Fund (each a “Proposed Sub-Advisory Agreement”).  The Investment Company Act of 1940, as amended (the "1940 Act") requires such shareholder approval for the Proposed Sub-Advisory Agreement to be effective.

The proposed appointments of Sub-Advisors to the Funds do not affect either Fund’s investment objectives, policies or restrictions, and shareholders are not being asked to approve any changes to either Fund’s investment objectives, policies or restrictions.

As described in its Prospectus, each Fund is required to use a portion of its assets as margin for the Fund’s futures positions.  Assets of each Fund not invested in futures or used as margin are generally invested in liquid instruments, which have principally been comprised of shares of exchange traded funds (“ETFs”) and money market funds.  Each Fund may hold such liquid instruments during periods when the Fund is already invested in futures positions to the extent dictated by its investment strategy, when the Fund is not invested in futures positions, or as needed to comply with current guidance by the U.S. Securities and Exchange Commission (the “SEC”) relating to asset coverage for derivatives investments held by investment companies. As a result, a substantial portion of each Fund’s portfolio is generally invested in instruments other than futures contracts.

361 Capital believes that the appointment of Federated and Horizon as sub-advisors to portions of each Fund will not result in an increase in the overall expenses of the Funds.

•	Advisory fees paid by the Fund will increase, as the Fund will pay sub-advisory fees to each Sub-Advisor with respect to its portion of the Fund’s assets.

•
However, the assets of each Fund that will be managed by Federated and Horizon are currently invested in ETFs and money market funds that generally have total expenses that are higher than the sub-advisory fees Federated and Horizon will charge to the Fund for managing those assets.  Accordingly, 361 Capital expects that the annual total expenses of the Managed Futures Fund will decrease by approximately ten basis points in connection with the appointment of Federated and Horizon as sub-advisors.  361 Capital anticipates that the appointment of Federated and Horizon as sub-advisors will have a similar effect on the total annual expenses of the Global Managed Futures Fund, which began operation on February 12, 2014, as its assets increase.

•
Furthermore, as described in the Fund’s Prospectuses, 361 Capital has contractually agreed to waive its fees and/or pay for expenses of each Fund to ensure that total annual fund operating expenses (excluding any acquired fund fees and expenses, leverage interest, taxes, dividend and interest expenses on short sales, brokerage commissions, expenses incurred in connection with any merger or reorganization and extraordinary expenses such as litigation expenses) do not exceed 2.24% and 1.99% of the average daily net assets of each Fund’s Class A and Class I shares, respectively (collectively, the “Expense Caps”).  These Expense Cap agreements are effective until February 28, 2015, and may be terminated before those dates only by the Trust's Board of Trustees. 361 Capital is permitted to seek reimbursement from each Fund, subject to certain limitations, for fees it waived and Fund expenses it paid to the extent a class’ total annual fund operating expenses do not exceed the limits described above.

Current Investment Advisory Agreement

361 Capital, located at 4600 South Syracuse Street, Suite 500, Denver, Colorado 80237, serves as the investment advisor to the Managed Futures Fund pursuant to an investment advisory agreement with the Trust (the “Advisory Agreement”) dated as of December 19, 2011, which was approved by the Board on December 6, 2011, and by the initial shareholder of the Fund on December 19, 2011.  361 Capital serves as the investment advisor to the Global Managed Futures Fund pursuant to an amendment to the Advisory Agreement dated as of December 5, 2013, which was approved by the Board on December 5, 2013, and by the initial shareholder of the Fund on February 10, 2014.   Pursuant to the Advisory Agreement, each Fund is obligated to pay 361 Capital a management fee equal to 1.50% of the Fund’s average daily net assets, subject to the Expense Caps.  For the fiscal year ended October 31, 2013, the Managed Futures Fund paid 361 Capital $3,627,154 in net advisory fees.  The Global Managed Futures Fund commenced operations on February 12, 2014, and as of March 31, 2014, has not yet paid any net advisory fees to 361 Capital.

PROPOSALS 1 AND 2:  APPROVAL OF PROPOSED SUB-ADVISORY AGREEMENTS WITH FEDERATED INVESTMENT MANAGEMENT COMPANY

AND HORIZON CASH MANAGEMENT LLC

At an in-person meeting on March 5, 2014, the Board of Trustees considered the proposed appointment of each of Federated and Horizon as a sub-advisor to each Fund.  The Board, including the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act (the “Independent Trustees”), voted unanimously to approve each Proposed Sub-Advisory Agreement for an initial two-year term, and to recommend approval of the appointment of each of Federated and Horizon as a sub-advisor to the shareholders of each Fund.

Terms of the Proposed Sub-Advisory Agreements

Pursuant to the Proposed Sub-Advisory Agreements, 361 Capital would delegate to each Sub-Advisor responsibility to manage a portion of the assets of each Fund.   Neither Sub-Advisor would be liable to 361 Capital or the Funds, under the terms of the Proposed Sub-Advisory Agreements, for any mistake of judgment, except in the case of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties in the performance of the Sub-Advisor’s duties under its Agreement.

Under the Proposed Sub-Advisory Agreement with Federated, each of the Managed Futures Fund and the Global Managed Futures Fund would pay Federated annual sub-advisory fees, calculated daily and payable monthly, based on the following fee schedule: 0.10% of the first $250 million of the Fund assets managed by Federated; and 0.08% of assets over $250 million.  Under the Proposed Sub-Advisory Agreement with Horizon, each of the Managed Futures Fund and the Global Managed Futures Fund would pay Horizon annual sub-advisory fees, calculated daily and payable monthly, based on the following fee schedule: 0.11% of the first $500 million of the Fund assets managed by Horizon; and 0.06% of assets over $500 million.

If approved by the shareholders of a Fund, each Proposed Sub-Advisory Agreement would continue in force with respect to the Fund for a period of two years after the effective date of the Agreement (which will be no earlier than the date approval by the shareholders of the Fund is obtained), unless sooner terminated as provided in the Agreement. The Proposed Sub-Advisory Agreement would continue in force from year to year thereafter with respect to the Fund so long as it is specifically approved for the Fund at least annually in the manner required by the 1940 Act.

Each Proposed Sub-Advisory Agreement would automatically terminate with respect to a Fund in the event of its assignment (as defined in the 1940 Act), or upon termination of the advisory agreement between the Fund and 361 Capital.  Each Proposed Sub-Advisory Agreement could be terminated with respect to a Fund at any time without the payment of any penalty by the Board, by a vote of a majority of the outstanding voting securities of the Fund, or by 361 Capital on 60 days’ written notice.  Each Proposed Sub-Advisory Agreement could also be terminated by the Sub-Advisor on 60 days’ written notice.

Consideration of Proposed Sub-Advisory Agreements

In advance of the meeting, the Board received information about each Fund and each Proposed Sub-Advisory Agreement from 361 Capital, Federated and Horizon, as well as from Mutual Fund Administration Corporation and UMB Fund Services, Inc., the Trust’s co-administrators, certain portions of which are discussed below. The materials, among other things, included information about the organization and financial condition of each Sub-Advisor; information regarding the background and experience of relevant personnel who would be providing services to each Fund;  reports of the relative performance over various time periods of investment portfolios managed by each Sub-Advisor using the same investment strategies and investment style the Sub-Advisor would use in managing its portions of the Funds; reports comparing performance of the Managed Futures Fund with returns of the Citibank 3-Month Treasury Bill Index and a group of comparable funds selected by Morningstar, Inc. (the “Performance Peer Group”) from its managed futures fund category (the “Performance Universe”); reports regarding the investment advisory fees and total expenses of each Fund compared with those of a group of comparable funds selected by Morningstar, Inc. (each an “Expense Peer Group”) from its managed futures fund category (each an “Expense Universe”); information about advisory fees charged by each Sub-Advisor to other investment advisory clients; and information about each Sub-Advisor’s policies and procedures, including its compliance manual and brokerage and trading procedures, as applicable.  The Board also received a memorandum from the independent legal counsel to the Independent Trustees discussing the legal standards under the 1940 Act and other applicable law for their consideration of the proposed approval of each Proposed Sub-Advisory Agreement. Before voting on the Proposed Sub-Advisory Agreements, the Independent Trustees met in a private session at which no representatives of 361 Capital or either Sub-Advisor were present.

In approving each Proposed Sub-Advisory Agreement, the Board and the Independent Trustees considered a variety of factors, including those discussed below. In their deliberations, the Board and the Independent Trustees did not identify any particular factor that was controlling, and each Trustee may have attributed different weights to the various factors.

Nature, Extent and Quality of Services

The Board considered the composite investment performance of accounts managed by Federated pursuant to Federated’s Active Cash Moderate Strategy, which it proposed to use in managing assets of each Fund, and noted that the returns of the composite net of fees were higher than the returns of the composite’s benchmark, the 3-Month Average Libor, for the one-, three-, five- and ten-year periods ended December 31, 2013.  The Board also considered the composite investment performance of accounts managed by Horizon using the same strategies it would use to manage its portion of each Fund, and observed that the composite returns net of fees exceeded the 90-day Treasury Bill and iMoneyNet returns for the one-, three- and five-year and since inception (January 2000) periods ended December 31, 2013.  In addition, the Board  reviewed the performance of the Managed Futures Fund and observed that for the one-year period ended June 30, 2013, the Fund had the highest performance of the funds in its Performance Peer Group and its Performance Universe and outperformed the Citibank 3-Month Treasury Bill Index.  The Board noted that the Global Managed Futures Fund had commenced operations on February 12, 2014, and therefore had not yet reported any performance results.

The Board also considered the overall quality of services proposed to be provided by each Sub-Advisor to each Fund.  In doing so, the Board considered the Sub-Advisor’s specific responsibilities in management of each Fund, including the day-to-day portfolio management of its portion of the Fund, as well as the qualifications, experience and responsibilities of the personnel who would be involved in the activities of the Fund.  The Board also considered the overall quality of each Sub-Advisor’s organization and operations and the Sub-Advisor’s compliance structure and compliance procedures.  Based on its review, the Board and the Independent Trustees concluded that each Sub-Advisor had sufficient quality and depth of personnel, resources, investment methods and compliance policies and procedures necessary to perform its duties  to each Fund under its Proposed Sub-Advisory Agreement.  The Board and the Independent Trustees also concluded that based on the various factors they had reviewed, the nature, overall quality, and extent of the management and oversight services expected to be provided by each Sub-Advisor to each Fund would be satisfactory.

In addition, the Board considered the overall quality of the oversight services proposed to be provided by 361 Capital to each Fund in monitoring the activities of each Sub-Advisor, and the Board and Independent Trustees concluded that the nature, quality and extent of such services would be satisfactory.

Advisory Fees, Sub-Advisory Fees and Economies of Scale

In reviewing the expected effect of the Sub-Advisors’ sub-advisory fees on each Fund, the Board considered its previous observations with respect to the Funds’ advisory fees and total expenses, which were as follows:

•
As of June 30, 2013, the Managed Futures Fund’s investment advisory fees (gross of fee waivers) were above the Expense Peer Group median by ten basis points and above the Managed Futures Expense Universe median by 37 basis points, and the total expenses (net of fee waivers) paid by the Fund (which was operating below its Expense Cap) were below the Expense Peer Group median but above the Expense Universe median by 25 basis points.

•
As of September 30, 2013, the advisory fee proposed to be paid by the Global Managed Futures Fund (gross of fee waivers) was higher than the Expense Peer Group median and Expense Universe median by ten basis points and 37 basis points, respectively, and the total expenses (net of fee waivers) would be higher than the Expense Peer Group median and Expense Universe median by 24 basis points and 45 basis points, respectively.

The Board noted that although the Managed Futures Fund’s direct annual advisory fees would increase by approximately ten basis points (because the Sub-Advisors would be paid by the Fund), 361 Capital expected that the total annual expenses of the Fund would decrease by approximately 20 basis points in connection with the appointment of the Sub-Advisors because the Fund assets that would be managed by Federated or Horizon would no longer be invested in money market funds and ETFs, which generally have total expenses that are higher than the sub-advisory fees charged by the Sub-Advisors.  The Board also noted 361 Capital’s expectation that the appointment of Federated and Horizon as sub-advisors would have a similar effect on the total annual expenses of the Global Managed Futures Fund, which began operation on February 12, 2014, as the Fund’s assets increase.

The Board reviewed information regarding the advisory fees to be charged by each Sub-Advisor with respect to each Fund, and considered the relative levels and types of services provided by 361 Capital and the Sub-Advisor to each Fund.  The Board noted that the sub-advisory fees to be charged by Federated were consistent with the fees it charges for managing client assets using the same strategies it would use to manage its portion of the Funds, and the sub-advisory fees proposed to be charged by Horizon were lower than its standard fee schedule for client accounts. The Board and the Independent Trustees concluded that the compensation payable to each Sub-Advisor under its Proposed Sub-Advisory Agreement was fair and reasonable in light of the nature and quality of the services the Sub-Advisor was expected to provide to each Fund.

The Board also considered the benefits to be received by each Sub-Advisor as a result of its relationship with the Funds, including sub-advisory fees paid to the Sub-Advisor, research provided to it by broker-dealers providing execution services to the Funds, and the intangible benefits of its association with the Funds generally and any favorable publicity arising in connection with the Funds’ performance. They also noted that each Sub-Advisor’s sub-advisory fee included a breakpoint, which would enable the Funds’ shareholders to benefit from economies of scale with respect to the Funds’ sub-advisory fees.

Conclusion

Based on these and other factors, the Board and the Independent Trustees concluded that approval of each Proposed Sub-Advisory Agreement is in the best interests of each Fund and its shareholders and, accordingly, approved each Proposed Sub-Advisory Agreement.

Information Regarding Federated Investment Management Company

Federated Investment Management Company (“Federated”) and other subsidiaries of Federated Investors, Inc., advise approximately 135 equity, fixed-income and money market mutual funds as well as a variety of other pooled investment vehicles, private investment companies and customized separately managed accounts (including non-U.S./offshore funds) which totaled approximately $376.1 billion in assets as of December 31, 2013.  Federated Investors, Inc. was established in 1955.  Federated, the proposed sub-advisor to the Funds, advises approximately 106 fixed-income and money market mutual funds (including sub-advised funds) and private investment companies, which totaled approximately $254.4 billion in assets as of December 31, 2013.

Federated, located at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, is an investment adviser registered with the SEC.  Federated is a wholly-owned subsidiary of FII Holding, Inc., a Delaware corporation with a principal address of 1105 N. Market Street, Suite 1300 Wilmington, DE 19801.  FII Holding, Inc. is a wholly-owned subsidiary of Federated Investors, Inc., a publicly owned company (Ticker Symbol: FII) with a principal address of Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.  Federated Advisory Services Company (“FASC”), an affiliate of Federated, provides certain support services to Federated. The fee for such services is paid by Federated and not by the Funds. FASC is headquartered at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222.

The names and principal occupations of each principal executive officer and director of Federated are listed below.  The address for each is 1001 Liberty Avenue, Pittsburgh, PA, 15222.

Name	Principal Occupation/Title with Federated	Principal Occupation
J. Christopher Donahue	Director and Chairman
Principal Executive Officer and President of certain of the funds in the Federated Fund Complex; Director or Trustee of certain of the funds in the Federated Fund Complex; President, Chief Executive Officer and Director, Federated Investors, Inc.; Trustee, Federated Investment Counseling; Chairman and Director, Federated Global Investment Management Corp.; Chairman, Federated Equity Management Company of Pennsylvania and Passport Research, Ltd. (investment advisory subsidiary of Federated); Trustee, Federated Shareholder Services Company; Director, Federated Services Company.

John B. Fisher	Director and President/CEO
President, Director/Trustee and CEO, Federated Advisory Services Company, Federated Equity Management Company of Pennsylvania, Federated Global Investment Management Corp., Federated Investment Counseling, Federated Investment Management Company; President and CEO of Passport Research, Ltd.; President of some of the funds in the Federated Fund Complex and Director, Federated Investors Trust Company.

Thomas R. Donahue	Director and Treasurer	Chief Financial Officer, Federated Investors, Inc.
Mark D. Olson	Director	Principal, Mark D. Olson & Company L.L.C.; partner, Morris James LLP, 500 Delaware Avenue, Suite 1500, Wilmington, DE 19801

Federated does not serve as investment advisor or sub-advisor to any other mutual funds with investment objectives similar to those of Federated’s portions of the Funds.

Information Regarding Horizon Cash Management, LLC

Horizon Cash Management, LLC, located at 325 West Huron, Suite 808, Chicago, Illinois, 60654, is an investment adviser registered with the SEC.  Horizon is owned by Diane Mix Birnberg, Horizon’s CEO; and Jill King, Horizon’s Senior Vice President and Senior Portfolio Manager.  Mike Markowitz is also an owner of Horizon but is not employed by Horizon.  As of March 31, 2014, Horizon had approximately $1.5 billion under management.

The names and principal occupations of each principal executive officer and director of Horizon, all located at 325 West Huron, Suite 808, Chicago, Illinois, 60654, are listed below:

Name	Principal Occupation/Title with Horizon	Position with the Funds (if any)
Jill King	Sr. Portfolio Manager/Sr. VP	Portfolio Manager
Diane Mix Birnberg	Founder/CEO	N/A

The following information was provided by Horizon regarding the other mutual funds for which it serves as investment advisor or sub-advisor and which have investment objectives similar to that of Horizon’s portions of the Funds.

Fund (Advised or Sub-Advised)	Fee Rate (Including Fee Waivers or Expense Reductions)	Total Fund Assets / Net Assets Sub-Advised by Horizon as of 3/31/2014
Ramius Trading Strategies Managed Futures Fund	.11% of first $250 million, .10% of next $250 million, .08% of any additional assets	$88.4 million/$68.5 million
Longboard Managed Futures Strategy Fund	.15% of first $100 million, .12% of next $150 million, .10% of any additional assets	$77.0 million/$28.1 million

Required Vote

The appointment of each Sub-Advisor to each Fund will be voted on separately by the shareholders of that Fund.  Approval of the appointment of each Sub-Advisor to a Fund will require the vote of a “majority of the outstanding voting securities” of the Fund as defined in the 1940 Act.  This means the lesser of (1) 67% or more of the shares of the Fund present at the Meeting if the owners of more than 50% of the Fund’s shares then outstanding are present in person or by proxy, or (2) more than 50% of the outstanding shares of the Fund entitled to vote at the Meeting.  If the appointment of a Sub-Advisor is not approved with respect to a Fund, 361 Capital and the Board of Trustees will take appropriate action with respect to management of the portions of the Fund proposed to be managed by that Sub-Advisor, which may include continued investment of those assets in money market funds and/or ETFs.

THE BOARD OF TRUSTEES RECOMMENDS THAT THE SHAREHOLDERS OF EACH FUND APPOINT EACH OF FEDERATED AND HORIZON AS A SUB-ADVISOR TO THE FUND.

VOTING PROCEDURES

How to Vote

This Proxy is being solicited by the Board of Trustees of the Funds.  You can vote by mail or in person at the Meeting.

To vote by mail, sign and send us the enclosed Proxy voting card in the postage paid return envelope provided.  If you vote by Proxy, you can revoke your Proxy by notifying the Secretary of the Trust in writing, or by returning a Proxy with a later date.  You also can revoke a Proxy by voting in person at the Meeting.  Even if you plan to attend the Meeting and vote in person, please return the enclosed Proxy card.  This will help us ensure that an adequate number of shares are present at the Meeting.

Proxy Solicitation

The Funds will bear the expenses incurred in connection with preparing this Proxy Statement.  In addition to the solicitation of proxies by mail, officers of the Trust and officers and employees of 361 Capital, without additional compensation, may solicit proxies in person or by telephone.  AST Solutions LLC has also been engaged to assist in the solicitation of proxies, at an estimated cost of $15,000.  The Funds will pay all of the costs of AST Solutions LLC.

Quorum and Voting Requirements

The presence in person or by proxy of one third of the outstanding shares of a Fund entitled to vote will constitute a quorum for the Meeting with respect to that Fund.  If a quorum is not present, sufficient votes are not received by the date of the Meeting, or the holders of shares present in person or by proxy determine to adjourn the Meeting with respect to a Fund for any other reason, a person named as proxy may propose one or more adjournments from time to time to permit further solicitation of proxies.  A Fund will count all shares represented by proxies that reflect abstentions and “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or the person entitled to vote, and the broker or nominee does not have discretionary voting power on the matter) as shares that are present and entitled to vote for purposes of determining a quorum.  A majority of shares of a Fund represented at the meeting can adjourn the Fund’s meeting.  The persons named as proxies will vote in favor of adjournment those shares of the Fund which they represent if adjournment is necessary to obtain a quorum or to obtain a favorable vote on any proposal.  “Broker non-votes” and abstentions will have the effect of votes against adjournment.

Each Fund will count the number of votes cast “for” approval of each proposal to determine whether sufficient affirmative votes have been cast with respect to the proposal.  Assuming the presence of a quorum, abstentions and broker non-votes have the effect of negative votes.

Information Regarding the Officers and Trustees of the Trust

No officers or Trustees of the Trust are officers, employees, directors, general partners or shareholders of 361 Capital, Federated or Horizon.  In addition, since November 1, 2012, no Trustee has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which 361 Capital, Federated or Horizon, any of their parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

GENERAL INFORMATION

The principal executive offices of the Trust are located at 803 West Michigan Street, Milwaukee, Wisconsin 53233.  Mutual Fund Administration Corporation, 2220 E. Route 66, Suite 226, Glendora, California 91740, serves as the Trust’s co-administrator, and UMB Fund Services, Inc., 803 West Michigan Street, Milwaukee, Wisconsin 53233, serves as the Trust’s other co-administrator and as the Trust’s transfer agent and fund accountant.  The Trust’s principal underwriter is IMST Distributors, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.  UMB Bank National Association, 928 Grand Blvd, 5th Floor, Kansas City, Missouri 64106, serves as the custodian for the portfolio securities, cash and other assets of the Trust.  Counsel to the Trust and the Independent Trustees is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071.

The Trust will furnish, without charge, a copy of the most recent annual report and semi-annual report to shareholders of the Funds upon request, once those reports become available. Requests for such reports should be directed to [361 Capital Funds], c/o UMB Fund Services, Inc., 803 West Michigan Street, Milwaukee, Wisconsin 53233-2301, or by calling ___________.

Submission of Proposals for Next Meeting of Shareholders

Neither Fund holds shareholder meetings annually. Any shareholder who wishes to submit a proposal to be included in a Fund’s proxy statement and form of proxy card for the Fund’s next meeting of shareholders should send the proposal to the Fund so that it will be received within a reasonable time before the Fund begins to print and mail its proxy materials relating to such meeting.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of the 361 Managed Futures Strategy Fund

Shareholder Name and Address	Number of Shares Owned	Percentage of Shares Owned as of ___________, 2014

Shareholders Owning Beneficially or of Record More than 5%
of the 361 Global Managed Futures Strategy Fund

Shareholder Name and Address	Number of Shares Owned	Percentage of Shares Owned as of ___________, 2014